Exhibit 99.1

A. H. Belo Corporation Announces Sale of Property

DALLAS – A. H. Belo Corporation (NYSE: AHC) announced today that it has sold the former campus of The Dallas Morning News in downtown Dallas to Charter DMN Holdings, LP for a purchase price of $28 million. The purchase price comprises $5.6 million in cash paid at closing today and a two-year seller-financed promissory note of $22.4 million. The promissory note bears interest payable in quarterly installments beginning July 1, 2019, continuing through its maturity on June 30, 2021, and includes a pre-payment feature. Taking into consideration the interest on the note and the elimination of carrying costs for the Company, the total realizable value of the transaction is approximately $31.6 million over two years.

The sale was structured as a sign-and-close transaction. Charter Holdings is a Dallas-based real estate entity owned by Ray W. Washburne, a successful entrepreneur and commercial real estate developer who most recently was president of the U.S. government’s Overseas Private Investment Corporation.

Robert W. Decherd, A. H. Belo’s Chief Executive Officer, said, “We are very pleased to conclude the sale process related to the 508 Young Street campus, and consider Charter DMN Holdings to be an outstanding owner and future developer of this important site that was the Company’s home for almost 60 years.”

About A. H. Belo Corporation

A. H. Belo Corporation is the leading local news and information publishing company in Texas with commercial printing, distribution and direct mail capabilities, as well as a presence in emerging media and digital marketing. While focusing on extending the Company’s media platforms, A. H. Belo delivers news and information in innovative ways to a broad range of audiences with diverse interests and lifestyles. For additional information, visit www.ahbelo.com or email invest@ahbelo.com.

Statements in this communication concerning A. H. Belo Corporation’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, dispositions, impairments, business initiatives, acquisitions, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; technology obsolescence; as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.